Exhibit 99.1

Investor Contact:	Media Contact:
Karen Breen Investor Relations 303-397-8592	KC Higgins Public Relations 303-397-8325
TELETECH CHIEF FINANCIAL OFFICER RESIGNS TO PURSUE PRIVATE INVESTMENT OPPORTUNITY
Englewood, Colo. — August 7, 2006 — TeleTech Holdings, Inc. (NASDAQ: TTEC), a leading global business process outsourcing (BPO) provider, today announced that Dennis Lacey, the Company’s Chief Financial Officer, has resigned effective August 16, 2006. Mr. Lacey has accepted a position in a deal-making capacity with Republic Financial Corporation, a private investment firm.
Mr. Lacey expressed his gratitude to TeleTech and its Board of Directors for the opportunity to work for such a well respected leader in the BPO industry. “Since joining TeleTech more than three years ago, I have never felt more positive about the outlook for the Company and I am confident that TeleTech has a very bright future ahead,” said Mr. Lacey. “Working with Ken and the senior management team, we have made great strides in returning the Company to a period of sustained profitable growth. My decision has nothing to do with the current or expected financial condition or operations of the Company. The organization is operating well and TeleTech is in a solid position for continued success. As such, I would like to take this opportunity to work in an area that is of longstanding personal interest to me.”
TeleTech will appoint John Troka as its interim Chief Financial Officer. The Company is conducting a search for a permanent Chief Financial Officer and Mr. Troka will be considered as a candidate in this process. Mr. Troka has served for more than four years as Vice President of Global Finance and is currently reporting to Mr. Lacey. This move facilitates a smooth transition and builds on the Company’s strong financial foundation.
Ken Tuchman, TeleTech’s Chairman and Chief Executive Officer said, “We are very appreciative of everything Dennis has accomplished on behalf of TeleTech. We are strategically in our strongest financial position ever and poised for continued profitable growth. Dennis has prepared his team to deliver on the Company’s future financial strategies. We wish to express our appreciation to Dennis for his dedication to the Company and for his continued success in this new endeavor.”
ABOUT TELETECH
TeleTech is a leading global business process outsourcing (BPO) company that provides a full range of front-to-back office outsourced solutions including e-commerce, professional sales, customer management, transaction-based processing, and database marketing services. TeleTech’s comprehensive solutions include fully managed, OnDemand services including infrastructure, software, and business intelligence. TeleTech’s ability to deliver innovative solutions globally over a centralized and standardized delivery platform ensures a high quality, consistent customer experience enabling clients to increase revenue, improve profitability, and develop stronger customer relationships around the world. TeleTech is a valued partner for clients that include Global 1000 businesses and governments. Approximately 60 percent of TeleTech’s revenue is generated internationally with services offered from nearly every continent on the globe. For additional information, visit www.teletech.com.
FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements that involve risks and uncertainties. The projections and statements contained in these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or

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achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to the following: our belief that we are continuing to see strong demand for our services and that sales cycles are shortening; risks associated with successfully integrating Direct Alliance Corporation (“DAC”) and achieving anticipated future revenue growth, profitability, and synergies; estimated revenue from new, renewed, and expanded client business as volumes may not materialize as forecasted or be sufficient to achieve our Business Outlook; achieving expected profit improvement in our International Business Process Outsourcing (“BPO”) operations; the ability to close and ramp new business opportunities that are currently being pursued or that are in the final stages with existing clients and potential clients in order to achieve our Business Outlook; our ability to execute our growth plans, including sales of new products (such as TeleTech On DemandTM); our ability to achieve our year-end 2006 and 2007 financial goals and targeted cost reductions set forth in our Business Outlook; the possibility of our Database Marketing and Consulting segment not increasing revenue, lowering costs, or returning to profitability resulting in an impairment of its $13 million of Goodwill; the possibility of lower revenue or price pressure from our clients experiencing a business downturn or merger in their business; greater than anticipated competition in the BPO and customer management market, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing client relationships, particularly large client agreements, or early termination of a client agreement; the risk of losing clients due to consolidation in the industries we serve; consumers’ concerns or adverse publicity regarding our clients’ products; our ability to find cost effective locations, obtain favorable lease terms, and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather, pandemic or terrorist-related events; risks associated with attracting and retaining cost-effective labor at our customer management centers; the possibility of additional asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; economic or political changes affecting the countries in which we operate; changes in accounting policies and practices promulgated by standard setting bodies; and new legislation or government regulation that impacts the BPO and customer management industry.
Please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and the Annual Report on Form 10-K for the year ended December 31, 2005, for a detailed discussion of factors discussed above and other important factors that may impact the Company’s business, results of operations, financial condition, and cash flows. The Company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.
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